Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2005 SECOND QUARTER, SIX MONTH RESULTS

BLOOMFIELD, Connecticut (August 3, 2005) - Kaman Corp. (NASDAQ:KAMNA) today reported financial results for the second quarter and six months ended July 1, 2005.

Net earnings for the second quarter of 2005 were $2.8 million, or $0.12 per share diluted, compared to a net loss of $1.7 million, or $0.07 loss per share diluted, in the 2004 period. The 2004 second quarter loss was attributable to the Aerospace segment. Net sales for the second quarter were $271.3 million, compared to $247.5 million in the second quarter of 2004, an increase of 9.6 percent.

For the first six months of 2005 the company reported net earnings of $7.5 million, or $0.33 per share diluted, compared to a net loss of $0.5 million, or $0.02 loss per share diluted, in the first six months of 2004. First six-month net sales for 2005 rose 8.5 percent to $534.6 million, compared to $492.7 million in the 2004 period. Results for the second quarter and six-month periods include the effect of higher corporate expenses and substantially higher tax rates arising from the non-deductibility of certain compensation expenses during the quarter and expenses associated with the company’s proposed recapitalization plan.

Paul R. Kuhn, chairman, president and CEO, said, “The Industrial Distribution and Music segments along with the Kamatics subsidiary within the Aerospace segment continued their good momentum of the first quarter, each delivering favorable performance comparisons to earlier periods. Progress was also made in the Aerostructures, Fuzing and Helicopters divisions of the Aerospace segment with all contributing to operating profits for the three-and six-month periods ended July 1, 2005. Kamatics, including the company’s German bearing manufacturer, RWG, continued to produce a substantial majority of Aerospace segment profits for the reporting periods. Reflecting the performance improvement of each segment, the company increased its dividend rate by 13.6 percent to $0.50 per share on an annual basis. The first dividend at the new rate was paid on July 11, 2005 to shareholders of record on June 27, 2005.”

On June 7, 2005, the company announced that it had entered into an agreement with certain members of the Kaman family that contemplated a proposed recapitalization that would simplify the company’s capital structure and enhance its corporate governance by eliminating the longstanding two-class structure of common stock. As reported, the Kaman family subsequently indicated its intention to terminate the recapitalization agreement in order to accept an alternate offer, as permitted under the terms of the recapitalization agreement. The matter was submitted to arbitration and following the arbiter’s conclusion that the alternate offer was permissible under the terms of the recapitalization agreement, the company’s board of directors approved a substitute recapitalization proposal on July 28, 2005. In accordance with the terms of the recapitalization agreement, the Kaman family has agreed to support the substitute recapitalization proposal and abandon the alternate transaction. The substitute proposal provides for an exchange ratio of 3.58 voting common shares for each share of Class B common stock and includes a part stock/part cash alternative under which Class B shareholders would have the right to elect instead to receive 1.84 voting common shares and $27.10 in cash for each of their shares of Class B common stock.

The company expects to close on a new $150 million revolving credit facility expiring in August 2010 with Bank of America Securities and Scotia Capital as Co-Lead Arrangers and a group of four additional banks. The new facility is expected to carry the same financial covenant package as the facility it replaced, and is expected to be sufficient to meet the company’s anticipated working capital needs. Standard & Poor’s has assigned the new facility an investment grade rating of BBB-.

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005
Summary of Segment Information
(In millions)
	For the Three Months Ended		For the Six Months Ended

	July 1, 2005(1)	July 2, 2004(1) (2)	July 1, 2005(1)	July 2, 2004(1) (2)

Net sales:
Aerospace	$76.0	$67.1	$141.7	$126.4
Industrial Distribution	157.5	145.3	313.5	290.9
Music	37.8	35.1	79.4	75.4
	271.3	247.5	534.6	492.7

Operating income (loss):
Aerospace	9.5	(3.6)	17.2	(.6)
Industrial Distribution	8.4	5.8	16.9	10.8
Music	1.9	1.4	4.4	3.4
Net gain on sale of assets	.1	.2	.1	.2
Corporate expense (3)	(12.6)	(5.7)	(22.1)	(12.4)

Operating income (loss)	7.3	(1.9)	16.5	1.4
Interest expense, net	(.6)	(.9)	(1.4)	(1.7)
Other expense, net	(.5)	(.2)	(.7)	(.6)

Earnings (loss) before income taxes	$6.2	$(3.0)	$14.4	$(.9)

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The second quarter for 2005 and 2004 ended on July 1, 2005 and July 2, 2004, respectively.

(2) As reported in the 2004 Form 10-K, the company has restated its 2004 statement of operations for the second quarter of 2004. The adjustment reduced the loss per share diluted by $0.01 from a loss of $(.08) originally reported to $(.07) for the three months ended July 2, 2004, while loss per share diluted for the six months ended July 2, 2004 remained the same.

(3) “Corporate Expense” increased for the quarter and six months ended July 1, 2005 compared to the same periods of 2004. The following table presents detail, including a significant increase in stock appreciation rights expense due to the increase in the price of Kaman shares during the quarter.

	For the three months ended		For the six months ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Corporate expense before other items	$(7.2)	$(6.3)	$(14.2)	$(12.0)

Other items:
Stock appreciation rights	(3.9)	.6	(3.9)	(.4)
Long term incentive plan	(.5)	-	(2.2)	-
Consulting - recapitalization	(1.0)	-	(1.0)	-
Moosup plant closure	-	-	(.8)	-

Corporate expense - total	$(12.6)	$(5.7)	$(22.1)	$(12.4)

-more-

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment includes the three principal operating divisions of the company’s Kaman Aerospace Corporation subsidiary: Aerostructures, Fuzing, and Helicopters; and the Kamatics Corporation subsidiary, each of which is discussed below.

Segment sales for the second quarter of 2005 were $76.0 million, compared to $67.1 million in the second quarter of 2004. The segment had an operating profit of $9.5 million in the second quarter of 2005, compared to an operating loss of $3.6 million in the second quarter of 2004, such 2004 loss being primarily attributable to a $7.1 million non-cash adjustment to the Boeing Harbour Pointe contract, an insufficient business base at the segment’s Bloomfield, Connecticut and Jacksonville, Florida aircraft manufacturing facilities, and $1.6 million growth in workers’ compensation claims. Second quarter results for 2005 and 2004 include $0.7 million and $0.8 million respectively in idle facility costs, primarily related to the Helicopters Division.

Segment sales for the first half of 2005 were $141.7 million, compared to $126.4 million in the 2004 period.
For the first half of 2005 the segment had an operating profit of $17.2 million, compared to an operating loss of $0.6 million for the first half of 2004 as a result of the issues noted above. Six-month results for 2005 and 2004 include $1.4 million and $1.6 million respectively in idle facility costs.

Mr. Kuhn said, “The work we have done to realign the Aerospace segment along with the actions we have taken to improve operational efficiencies throughout the segment are yielding encouraging results, with sales and profitability measures that build upon the results seen in the first quarter of this year. With each of our principal operating units contributing to segment profits, and with the Kamatics subsidiary providing continued leadership in its markets, the Aerospace segment is beginning to improve as a contributor to our consolidated results.”

Quarterly sales for 2004 and 2005-to-date are given net of intercompany eliminations for each of the segment’s principal business units, excluding the Electro-Optics Development Center, as follows.

	1st Quarter		2nd Quarter		3rd Quarter	4th Quarter	Year
Business Unit	2005	2004	2005	2004	2004	2004	2004
Aerostructures	$12.9	$10.7	$13.4	$11.0	$10.4	$13.3	$45.4
Fuzing	12.8	9.0	15.0	16.2	10.9	20.7	56.8
Helicopters	15.2	18.0	23.3	18.4	10.6	20.0	67.0
Kamatics/RWG	23.0	19.8	22.8	18.6	19.7	19.0	77.1

Aerostructures Division:
The Aerostructures Division had net sales of $13.4 million in the second quarter of 2005, compared to $11.0 million in the second quarter of 2004. Sales for the first half of 2005 were $26.3 million, compared to $21.7 million in first half of 2004.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs including several models of Boeing commercial airliners, the C-17 military transport, which remained the division’s largest program for the quarter, and the Sikorsky BLACK HAWK helicopter. Operations are conducted from the Jacksonville, Florida and Wichita, Kansas facilities.

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

Operations at the Jacksonville facility continued to improve in the second quarter as work progressed on the division’s contract to manufacture cockpits for four models of the Sikorsky BLACK HAWK helicopter. As previously reported, the initial contract, awarded in the third quarter of 2004, covers 80 cockpits for production through 2006, and has a value of $27.7 million. Follow-on options, if fully exercised, would have a total potential value to Kaman of approximately $100.0 million and would include the fabrication of approximately 349 cockpits. Delivery of cockpits to Sikorsky began in April 2005, and four cockpits were delivered during the second quarter.

On June 29, 2005, the company notified its two affected customers of a non-conforming part that may have an impact on certain aircraft panels manufactured by the Aerostructures facility in Wichita, Kansas, beginning in September 2002. The company’s management has concluded that it is probable that the division will incur costs to manufacture the replacement panels and as a result has recorded a charge for $0.4 million during the second quarter of 2005. On August 2, 2005, the company received information from one of the customers indicating that the panels would have to be replaced. Furthermore, the customer has advised the company that there will be additional costs to replace and install the panels on the aircraft. While the company believes that it will ultimately be responsible for some level of additional costs, it is currently unable to estimate the amount associated with such responsibility because additional information must be developed, including evaluation of contract provisions, the amount of re-work and the number of affected aircraft. Management is working with its customers to resolve this issue in a mutually satisfactory manner.

Fuzing Division:
The Fuzing Division had net sales of $15.0 million in the second quarter of 2005, compared to $16.2 million in the second quarter of 2004. Fuzing Division net sales for the first half of 2005 were $27.8 million, compared to $25.2 million in the first half of 2004. Principal operations are conducted at the Middletown, Connecticut and Orlando, Florida (Dayron) facilities.

The division manufactures safe, arm and fuzing devices for major missile and bomb programs as well as precision measuring and mass memory systems for commercial and military applications. Principal customers include the U.S. militaries, General Dynamics, Raytheon, Lockheed Martin and Boeing.

During the second quarter of 2005, the division continued to work on two warranty-related issues and believes it is making progress toward resolution of a government investigation at the Dayron operation that has been previously reported.

Also during the quarter, ramp-up continued at the Dayron facility toward full production on the division’s contract with the U.S. Air Force for development and production of the advanced FMU-152A/B Joint Programmable Fuze (JPF). As previously reported, the contract has a potential value of $168.7 million if all options for future years’ production are exercised. Releases received to date under this contract total approximately $36.4 million. As deliveries to the U. S. military increase under the contract, management expects that efficiencies will also increase and that program profitability will improve, with further enhancement as orders are received from allied militaries. The division received its first small initial order from a foreign military early in July 2005.

Helicopters Division:
The Helicopters Division had net sales of $23.3 million in the second quarter of 2005, compared to $18.4 million in the second quarter of 2004. Helicopters Division net sales for the first half of 2005 were $38.5 million, compared to $36.4 million in the first half of 2004. Helicopters Division operations are conducted primarily from the Bloomfield, Connecticut facilities.

The division supports and markets Kaman SH-2G maritime helicopters operating with foreign militaries, and K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also has other small manufacturing programs such as fuel booms for the MH-47, and markets its helicopter engineering expertise on a subcontract basis.

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

SH-2G helicopters are operating with the governments of Egypt, New Zealand, and Poland. The division is currently in the early stages of a standard depot level maintenance program for the ten aircraft delivered to Egypt in 1994. Work on the first aircraft is in process, and the second aircraft arrived at the Bloomfield facility late in the quarter. The contract covering the maintenance work for the first two aircraft plus an option for the next two is valued at $5.3 million. The division is in conversations with the Egyptian government concerning various requested upgrades to the aircraft.

Production of the 11 SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. The division currently expects to deliver the first fully operational aircraft late in 2005, after which all 11 aircraft will undergo a final acceptance process by the Royal Australian Navy. Nine of the aircraft have been provisionally accepted by the Navy, including one in June 2005. Provisional acceptance of the tenth aircraft is expected during the third quarter. The final aircraft remains in Bloomfield and is being used as the flight test vehicle. As of July 1, 2005, the company has a remaining accrued contract loss for this program of $13.5 million, which includes an additional $3.1 million recorded during the second quarter of 2005 primarily due to further testing to be performed on the ITAS software.

The division continues to support K-MAX helicopters that are operating with customers in the field. The company has previously reported that it would consider reopening the K-MAX production line for a substantial firm customer order, and marketing efforts continue principally toward government customers for use in a variety of missions, including firefighting, anti-drug activities, and as an unmanned vehicle for the U.S. military.

During the second quarter, the company continued to work with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration toward establishing a purchase price for that portion of the Bloomfield, Connecticut complex that the company currently leases from NAVAIR. As part of its decision-making process, the company has submitted an offer to NAVAIR and the General Services Administration detailing a proposed method that would be used to calculate the purchase price for the facility, which includes the company undertaking certain environmental remediation activities that may be legally required in the event of a sale of the property. The company continues to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale.

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $22.8 million in the second quarter of 2005, compared to $18.6 million in the comparable 2004 period. Kamatics net sales for the first half of 2005 were $45.8 million, compared to $38.4 million in the 2004 period. Operations are conducted at the facilities in Bloomfield, Connecticut and Dachsbach, Germany.

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring the highest level of engineering and specialization in the airframe bearing market. General business conditions in the primary aerospace markets remained positive. Order activity from both Airbus and Boeing was strong in the quarter, as it was from other customers in both the commercial and military sectors. As the aviation sector strengthened, the subsidiary was able to increase production levels while maintaining delivery schedules, leading to additional sales opportunities and further penetration of the market.

Other Aerospace Matters:
As previously reported, the company’s Electro-Optics Development Center in Tucson, Arizona, which makes up the balance of Aerospace segment sales, submitted a $6.3 million claim to the University of Arizona (University) in April 2004 to recover additional costs which the company believes are a result of changes in the scope of a $12.8 million fixed-price contract with the University. Having been unable to resolve the matter, Kaman filed suit in September 2004 to recover these costs from the University and discontinued work on the project. The University subsequently filed a counterclaim and the litigation process is ongoing.

Industrial Distribution Segment
Net sales for the 2005 quarter were $157.5 million, compared to $145.3 million in the 2004 period. The Industrial Distribution segment had operating profits of $8.4 million in the second quarter of 2005, compared to $5.8 million in the second quarter of 2004. Net sales for the first half of 2005 were $313.5 million, compared to $290.9 million in the first half of 2004. For the first half of 2005, the segment had operating profits of $16.9 million, compared to $10.8 million in the same period last year.

Mr. Kuhn said, “The Industrial Distribution segment continued its strong performance with an 8.4 percent gain in sales during the quarter contributing $1.9 million of the growth in operating profit. Demand remains high in the construction materials, mining, energy production and the paper and chemical industries. Regionally, the western states continue to produce the strongest results. With U.S. capacity utilization rebounding to nearly 80 percent, which is within range of its long-term average level, our overall assessment is that the outlook for the U.S. manufacturing economy remains positive. At this point in the cycle, however, the recovery may now be in a decelerating mode. The segment continues to compete well. During the quarter, the company continued to develop its national accounts business as it renewed its multi-year contract with Procter & Gamble, the segment’s largest customer, and won a new national account with Del Monte.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of industry. The segment continues to track the U.S. Industrial Production and Capacity Utilization Indexes. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U.S., Canada and Mexico.

Music Segment
Net sales were $37.8 million in the second quarter of 2005, compared to $35.1 million for the second quarter of 2004. The Music segment’s operating profit was $1.9 million in the second quarter of 2005, compared to $1.4 million for the second quarter of 2004. Net sales for the first half of 2005 were $79.4 million, compared to $75.4 million for the first half of 2004. For the first half of 2005 the segment had operating profits of $4.4 million, compared to $3.4 million in the first half of 2004.

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

Commenting on the performance, Mr. Kuhn said, “National retail chains, in particular, continued their strong performance of the first quarter of 2005 contributing to the results for this segment. Kaman’s premium branded products, many of which are brought to the market on an exclusive basis, and the segment’s market-leading business-to-business systems for its customer base of over 7,000 retailers nationwide, also contributed to the performance.”

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 17,500 products for amateurs and professionals. Operations are headquartered in Bloomfield, Connecticut and conducted from a manufacturing plant in New Hartford, Connecticut and strategically placed warehouse facilities that cover the North American markets. While the vast majority of Kaman’s music sales are to North American customers, export shipments are increasing as the company continues to build its presence in key international markets.

Concluding Remark
Mr. Kuhn concluded, “The company continued to achieve progress, with each of the segments and the company as a whole posting increases in sales and earnings over the prior year periods. Additionally, good progress was made in the operations of the lesser performing divisions of the Aerospace segment. As a result, the dividend was increased. Within the next several months, the Class A shareholders, currently representing 97.1 percent of total shares outstanding but having no vote, will have the opportunity to approve a recapitalization proposal that would eliminate the existing dual class structure and provide all shareholders with voting power proportionate to their economic interest in the company.”

Forward-Looking Statements
This release may contain forward-looking information relating to the corporation's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government;

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation’s current revolving credit facility; 18) whether the proposed recapitalization is completed; 19) risks associated with the course of litigation; 20) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 21) the effects of currency exchange rates and foreign competition on future operations; and 22) other risks and uncertainties set forth in Kaman's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The corporation assumes no obligation to update any forward-looking statements contained in this release.

The Corporation intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request from the contact listed below.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Second Quarter 2005 Results”
August 3, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004

Net sales	$271,263	$247,509	$534,569	$492,660

Costs and expenses:
Cost of sales	200,573	192,092	392,984	375,504
Selling, general and
administrative expense	64,023	57,952	126,201	116,672
Net gain on sale of assets	(93)	(235)	(93)	(235)
Other operating income	(525)	(435)	(983)	(753)
Interest expense, net	638	949	1,350	1,744
Other expense, net	470	177	708	661
	265,086	250,500	520,167	493,593

Earnings (loss) before income taxes	6,177	(2,991)	14,402	(933)
Income tax benefit (expense)	(3,420)	1,289	(6,940)	404

Net earnings (loss)	$2,757	$(1,702)	$7,462	$(529)

Net earnings (loss) per share:
Basic	$.12	$(.07)	$.33	$(.02)
Diluted (1)	$.12	$(.07)	$.33	$(.02)

Weighted average shares outstanding:
Basic	22,815	22,686	22,797	22,667
Diluted	23,693	22,686	23,671	22,667

Dividends declared per share	$.125	$.11	$.235	$.22

(1) The calculated diluted per share amounts for the three months ended and six months ended July 2, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

“Kaman Reports Second Quarter 2005 Results”
August x, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 1, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,048	$12,369
Accounts receivable, net	190,654	190,141
Inventories	201,583	196,718
Deferred income taxes	32,953	35,837
Other current assets	14,989	15,270
Total current assets	450,227	450,335
Property, plant and equipment, net	48,955	48,958
Goodwill and other intangible assets, net	55,726	55,538
Other assets	8,721	7,500
	$563,629	$562,331
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$4,266	$7,255
Current portion of long-term debt	23,267	17,628
Accounts payable - trade	76,834	74,809
Accrued contract losses	22,140	37,852
Accrued restructuring costs	3,649	3,762
Other accrued liabilities	49,676	38,961
Advances on contracts	16,605	16,721
Other current liabilities	25,318	26,305
Income taxes payable	2,704	2,812
Total current liabilities	224,459	226,105
Long-term debt, excluding current portion	16,873	18,522
Other long-term liabilities	35,007	33,534
Shareholders’ equity	287,290	284,170
	$563,629	$562,331

“Kaman Reports Second Quarter 2005 Results”
August x, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months Ended

	July 1, 2005	July 2, 2004

Cash flows from operating activities:
Net earnings	$ 7,462	$ (529)
Depreciation and amortization	4,577	4,634
Provision for losses on accounts receivable	(27)	289
Net gain on sale of product line and other assets	(93)	(235)
Deferred income taxes	3,308	-
Other, net	1,982	1,815
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(669)	(23,200)
Inventory	(5,653)	(6,250)
Income taxes receivable	-	(1,552)
Accounts payable	2,102	(1,972)
Accrued contract losses	(15,693)	4,930
Accrued restructuring costs	(113)	(1,519)
Advances on contracts	(116)	(168)
Income taxes payable	(79)	6
Changes in other current assets and liabilities	9,735	6,947
Cash provided by (used in) operating activities	6,723	(16,804)

Cash flows from investing activities:
Proceeds from sale of product line and other assets	263	348
Expenditures for property, plant & equipment	(4,129)	(3,834)
Acquisition of businesses, less cash acquired	(1,448)	(399)
Other, net	(343)	(1,129)
Cash provided by (used in) investing activities	(5,657)	(5,014)

Cash flows from financing activities:
Changes in notes payable	(2,989)	(451)
Changes in debt	3,988	30,141
Proceeds from exercise of employee stock plans	625	629
Purchase of treasury stock	-	(4)
Dividends paid	(5,011)	(4,982)
Cash provided by (used in) financing activities	(3,387)	25,333

Net increase (decrease) in cash and cash equivalents	(2,321)	3,515

Cash and cash equivalents at beginning of period	12,369	7,130

Cash and cash equivalents at end of period	$ 10,048	$ 10,645
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